Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-66444, 333-45070 and 333-44590) of Pearson plc of our report dated April 30, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 20-F for the year ended December 31, 2006.
PricewaterhouseCoopers LLP
London, United Kingdom
April 30, 2007